Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

July 31, 2017

Board of Trustees

Ivy Funds

6300 Lamar Avenue

Overland Park, Kansas 66202-4200

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the Waddell & Reed Advisor Funds (the “WRA Trust”), and Ivy Funds (the “Ivy Trust” and together with the WRA Trust, the “Trusts”), each a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by the Ivy Trust, in connection with the acquisition of the assets and liabilities attributable to Class A, Class B, Class C and Class Y Shares of the Waddell & Reed Advisors (“WRA”) Bond Fund, WRA Core Investment Fund, WRA Dividend Opportunities Fund, WRA Energy Fund, WRA Global Bond Fund, WRA Government Securities Fund, WRA Municipal Bond Fund, WRA Tax-Managed Equity Fund and WRA Value Fund, each a series of the WRA Trust, by and in exchange solely for full and fractional Class A, Class B, Class C and Class I shares of beneficial interest, without par value (the “Ivy Shares”), of a corresponding investment portfolio of the Ivy Trust (the “Transaction”).

We have reviewed the Ivy Trust’s Agreement and Declaration of Trust (“Ivy Declaration of Trust”) and its By-Laws (“Ivy By-Laws”), resolutions adopted by the Ivy Trust’s Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Reorganization (the “Reorganization Plan”) for the Transaction, which was approved by the Ivy Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Ivy Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. Class A, Class B, Class C and Class I Shares of the Ivy Trust will be issued in accordance with the Ivy Declaration of Trust and Ivy By-Laws, the Reorganization Plan and resolutions of the Ivy Trust’s Board of Trustees relating to the creation, authorization and issuance of the Ivy Shares and the Transaction.

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

A Pennsylvania Limited Liability Partnership

Board of Trustees

Ivy Funds

July 31, 2017

2. The Ivy Shares will be issued against payment therefor as described in the combined Prospectus/Information Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Reorganization Plan, and that such payment will have been at least equal to the net asset value of such Ivy Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Reorganization Plan, the Ivy Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours, /s/ STRADLEY RONON STEVENS & YOUNG, LLP